EXHIBIT (H)(IV)
                       FORM OF SUPPORT SERVICES AGREEMENT

     This AGREEMENT is made this ____ day of _____ , 1998 by and between the Horace Mann Mutual Funds, a Delaware business trust (the "Fund"), and Horace Mann Life Insurance Company, an Illinois stock life insurance company ("Horace Mann").

         WHEREAS, the Fund is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund is authorized to issue shares of beneficial interest ("Shares") in separate portfolios with each such portfolio representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Fund currently consists of seven of portfolios and may include other portfolios in the future (each a "Portfolio" and collectively the "Portfolios"); and

         WHEREAS, the Fund is currently available to offer shares of its Portfolios to the Horace Mann Life Insurance Company Separate Account, a segregated variable investment account consisting of seven subaccounts (the "Separate Account") that fund variable annuity contracts offered by Horace Mann ("Variable Contracts"); and

         WHEREAS, pursuant to a Management Agreement with Horace Mann Investors, Inc. (the "Manager"), the Fund has retained the Manager to furnish certain management and administrative services (collectively, "management services") with respect to the Portfolios in the manner and on the terms thereinafter set forth; and

         WHEREAS, the Fund wishes to retain Horace Mann to provide certain administrative services to the Fund with respect to the Portfolios in the manner and on the terms hereinafter set forth; and

         WHEREAS, Horace Mann is willing to furnish such services in the manner and on the terms hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:



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     1. Appointment. The Fund hereby appoints Horace Mann as the support servicer (the "Servicer") to provide certain administrative and other support services with respect to the Portfolios for the period and on the terms set forth in this agreement. The Servicer accepts such appointment and agrees during such period to render the services herein set forth for the compensation herein provided.

         In the event the Fund establishes and designates additional portfolios with respect to which it desires to retain the Servicer to render the administrative and other support services hereunder, it shall notify the Servicer in writing. If the Servicer is willing to render such services, it shall notify the Fund in writing, whereupon such additional portfolios shall become a Portfolio hereunder.

         2. Duties. Subject to the general supervision of the Trustees, the Servicer shall provide those administrative and support services reasonably necessary to coordinate the activities of the Portfolios with those of the Separate Account other than the management services provided by the Manager pursuant to the Management Agreement.

                  (a) The services hereunder shall also include the following:
         [(i) coordinating matters relating to the operation of the Separate Account with the Portfolios, including any necessary coordination with the custodian, transfer agent, dividend disbursing agent, and recordkeeping agent, accountants, attorneys, and other parties performing services or operational functions for the Portfolios; (ii) providing information periodically to contract owners showing their interest in the Separate Accounts or subaccounts thereof that invest in the Fund or in any Portfolios thereof; (iii) addressing inquiries of contract owners relating to investing, exchanging or transferring, or redeeming interests under the Variable Contracts, which inquiries may relate to the Fund or a Portfolio; (iv) providing explanations to contract owners regarding Fund investment objectives and policies and other information about the Fund and the Portfolios, including the performance of the Portfolios; (v) delivering any prospectuses, statements of additional information or annual or semi-annual reports relating to the Fund; (vi) delivering any notices of shareholder meetings and proxy statements accompanying such notices in connection with general and special meetings of shareholders of the Fund under which contract owners may have voting rights and tabulating the voting of contract owners tendering voting instructions to the Separate Account; (vii) coordinating the preparation of the necessary documents with the SEC and other federal and state regulatory authorities as may be required; and (viii) taking such other action as may be required by applicable law, with respect to the foregoing, including without limitation the rules and regulations of the SEC and of state insurance authorities and other regulatory agencies.] [Compare to services covered by Management Agreement to ensure that no overlap.]

                  (b) The Servicer shall also make its officers and employees available to the Trustees and officers of the Fund for consultation and discussions regarding the operations of the Separate Account and the Variable Contracts in connection with the administration of the Portfolios and services provided to the Portfolios under this agreement.



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                  (c) In performing these services, the Servicer:

                           (i) Shall conform with the 1940 Act and all rules and
                  regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Fund's Trustees, and with the provisions of the Fund's Registration Statement filed on Form N-1A as supplemented or amended from time to time.

                           (ii) Will make available to the Fund, promptly upon
                  request, appropriate books and records as are maintained under this agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Servicer's services under this agreement that may be requested.

                           (iii) Will regularly report to the Fund's Trustees on
                  the services provided under this agreement and will furnish the Fund's Board of Trustees with respect to the Portfolios such periodic and special reports with respect to such services as the Trustees may reasonably request.

         3. Documentation. The Fund has delivered copies of each of the following documents to the Servicer and will deliver to it all future amendments and supplements thereto, if any:

                  (a) the Fund's Registration Statement as filed with the SEC and any amendments thereto; and

                  (b) exhibits, powers of attorneys, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.

         4. Independent Contractor. The Servicer shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

         5. Administrative Fee. As compensation for the services rendered under this agreement, the Fund shall pay to the Servicer a fee at an annual rate of ______% on the average daily net assets of each Portfolio that were invested in such Portfolio through the Separate Account. The fee payable to the Servicer for all of the Portfolios shall be computed and accrued daily and paid monthly. If the Servicer shall serve for less than any whole month, the foregoing compensation shall be prorated.

         6. Non-Exclusivity. It is understood that the services of the Servicer hereunder are not exclusive, and the Servicer shall be free to render similar services to other investment companies and other clients. Further, it is understood that the Fund may offer the shares of one or more of its Portfolios to other insurance companies to fund variable annuity and/or variable insurance contracts.


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         7. Expenses. During the term of this agreement, the Servicer will pay all ordinary expenses incurred by it in connection with its obligations under this agreement.

         8. Standard of Care. The Servicer shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or the reckless disregard by it of its obligations and duties under this agreement.

         9. Terms and Continuation. This agreement shall take effect as of the date indicated above, and shall remain in effect, unless sooner terminated as provided herein, for two years from such date, and shall continue thereafter on an annual basis with respect to the Portfolios provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of the Fund, or (b) by vote of a majority of the outstanding voting shares of the Portfolios, and provided continuance is also approved by the vote of the majority of the Board of Trustees of the Fund who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of the Fund, or the Servicer, cast in person at a meeting called for the purpose of voting on such approval.

         This agreement may be terminated:

                  (a) by the Fund at any time with respect to the services provided by the Servicer, by vote of a majority of the entire Board of Trustees of the Fund or by a vote of a majority of the outstanding voting shares of the Fund or, with respect to a particular Portfolio, by vote of a majority of the outstanding voting shares of such Portfolio, on sixty (60) days' written notice to the Servicer;

                  (b) by the Servicer at any time, without the payment of any penalty, upon sixty (60) days' written notice to the Fund.

         10. Notices. Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                  If to the Servicer:
                  Horace Mann Life Insurance Company
                  One Horace Mann Plaza
                  Springfield, Illinois 62715-0001
                  Attention:  General Counsel



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                  If to the Fund:
                  Horace Mann Mutual Funds
                  One Horace Mann Plaza
                  Springfield, Illinois 62715-0001
                  Attention: President

         11. Fund Obligations. The Declaration of Trust of the Fund on file with the Secretary of the State of Delaware was executed on behalf of the Fund by its initial trustees and not individually, and any obligation of the Fund shall be binding only upon the assets of the Fund (or applicable services thereof) and shall not be binding upon any trustee, officer or shareholder of the Fund. Neither the authorization of any action by the trustees or shareholders of the Fund nor the execution of this agreement on behalf of the Fund shall impose any liability upon any Trustee, officer or shareholder of the Fund.

         12. Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

         13.      Miscellaneous.

                  (a) This agreement shall be governed by Illinois law (without regard to principles of conflicts of law) except for Section 11, which shall be governed by Delaware law; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Securities and Exchange Commission thereunder.

                  (b) If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

                  (c) The captions in this agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

                  (d) This agreement may not be assigned (as defined under the 1940 Act) by the Fund or the Servicer without the consent of the other party.

                  (e) This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.



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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

                                   HORACE MANN MUTUAL FUNDS,
                                   a Delaware business trust

                                   By: _________________________________

                                   THE HORACE MANN LIFE INSURANCE COMPANY,
                                   an Illinois stock life insurance company

                                   By: _________________________________